EXHIBIT 99.1

Annual Meeting Script

Casey’s General Stores, Inc.

September 14, 2012

SLIDE 1—ANNUAL MEETING

Good morning ladies and gentlemen, and welcome. I’m Bob Myers, President & CEO of Casey’s General Stores and I am pleased to welcome you to our 2012 annual shareholders meeting. I will now call this meeting to order.

The entire Casey’s team appreciates your coming to learn more about the results of fiscal 2012 and the Company’s expectations for fiscal 2013.

SLIDE 2—CASEY’S LOGO

At this time, let me introduce the other members of your board of directors. Our talented board provides valuable guidance and energy that helps keep Casey’s moving toward our goals year in and year out. Will each of the board members please stand as I call your name and remain standing until all are introduced?

Ken Haynie—Ken is our longest serving member of the Board. He is a retired lawyer and formerly “of counsel” to the law firm of Ahlers & Cooney.

Bill Kimball—Bill is the retired Chairman and CEO of Medicap Pharmacy, Inc.

Diane Bridgewater— Diane is the Executive Vice President, Chief Financial and Administrative Officer of Life Care Services.

Jeff Lamberti—Jeff is the former President of the Iowa Senate, a shareholder in the law firm of Block, Lamberti and Gocke, P.C., and co-owner of the Iowa Barnstormers arena football team.

Richard Wilkey— Richard has been a management and development consultant at various companies in the Midwest, is the former City Manager of Des Moines, and was previously an executive in the Weitz Corporation and its subsidiaries.

Lynn Horak – Lynn is the past Chairman of Wells Fargo Regional Bank.

Johnny Danos—Johnny is the retired President of the Greater Des Moines Community Foundation and now the Director of Strategic Development for LWBJ, LLP.

Please join me in thanking these dedicated individuals who have worked so hard over the past year representing the best interests of all of us, the shareholders.

There are some special guests with us this morning who also work very hard on our behalf. Please stand when I call your name and remain standing until all are introduced.

Bill Noth—Bill is our securities counsel and is a member of the Ahlers & Cooney firm.

Jerry Borowick—Jerry is the managing partner of the Des Moines office of KPMG, the independent public accounting firm that audits Casey’s.

Charlie Zade—Charlie is representing our transfer agent and registrar, Computershare Trust Company, and is serving as inspector of the election.

Thanks for all your help.

The Secretary has reported receipt of Computershare’s affidavit that notice of this annual meeting, the proxy statement, the form of proxy and the annual report to shareholders were mailed to shareholders on August 3, 2012.

In addition, our Secretary has reported that a certified list of the holders of the Company’s common stock, at the close of business on July 23, 2012, the record date for this meeting, was prepared and certified by Computershare. The list of shareholders and these other documents will be filed with the records of the Company.

At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting shall constitute a quorum. We have been advised by Computershare that a quorum is present at this meeting. I therefore declare this meeting open for business.

As set forth in the notice sent to each of the shareholders of the Company, the business of this meeting includes:

a) the election of three Class 2 directors for terms expiring in 2015; b) the ratification of the appointment of KPMG LLP as Casey’s independent auditor for the fiscal year ending April 30, 2013; and c) an advisory vote on our named executive officer compensation.

The Company is nominating the three Class 2 directors listed in our proxy statement. They are Ken Haynie, Bill Kimball, and Rich Wilkey. The Company has not received timely notice of any other nominees, and therefore I declare the nominations closed. We will also vote at the same time on the proposal to ratify the Appointment of the Company’s independent auditors and on the advisory vote concerning executive compensation. The Company has not received any other shareholder proposals.

I now declare the polls open for voting. As a reminder, if you have already voted by mail, phone or internet, you do not need to vote again by ballot unless you wish to change your vote. If anyone has not voted by proxy or wishes to change their vote, please raise your hand to request a ballot. If there are any questions about any of these procedures or proceedings, we’ll be happy to help. Please raise your hand if you have a question.

Has anyone present not voted by proxy? Does anyone want to change a vote and need a ballot? (If people need ballots, have Charlie distribute them) Please pass your ballots to the end of each aisle so Charlie can collect them.

The time is XX:XX and I now declare that the polls are closed.

As usual, the remainder of the meeting consists of presentations from key officers followed by a question and answer session in which shareholders are invited to participate.

I would like to remind you that statements made during this meeting may constitute forward-looking statements. As described in the Company’s most recent Form 10-K, many important factors could cause actual results to differ materially from what is expressed in the forward-looking statements.

I will begin by reviewing a few initiatives that impacted Casey’s performance in fiscal year 2012 and share the goals the Company has set for fiscal 2013. We’ll then hear from other company leaders on Casey’s fiscal-year 2012 performance in various categories of our business.

SLIDE 3—INTERIOR PHOTO

I have been in the convenience store business for nearly 24 years, all with Casey’s and in various capacities. One thing I have learned in that time is that change really is the only constant.

Successful businesses know that clinging to the status quo and standing still may seem comfortable, but it also may not deliver the best returns for our shareholders or create opportunities for continued growth. Carefully changing and evolving the business over time maximizes the opportunities for success and growth by meeting customer expectations.

I’d like to talk for a moment about three initiatives that represented changes to how we do business and all had an impact on Casey’s performance this past fiscal year.

Soon after we launched the new store design in fiscal 2009, we started a major remodeling initiative that incorporated the revenue-generating aspects of that new design into many of our existing stores. The cost of a major remodel is less than 20% of the cost of a complete store replacement.

SLIDE 4—MAJOR REMODELS

The data is quite clear. Remodeled stores see:

•	More than a 30% lift in Prepared Food & Fountain sales

•	More than a 10% lift in sales in Grocery & Other Merchandise

•	More than a 10% lift in customer count in the first year

However, remodeled stores also generate more labor costs. We will continue with our remodeling program in 2013 while keeping an eye on operating expenses and sales data to ensure we are maximizing returns. There will be more about this in the finance section of this presentation.

SLIDE 5—NIGHT PHOTO

Operating 24 hours a day is pretty straightforward: having stores open longer hours reaches more customers. The question is, does revenue from those expanded hours more than cover increased expenses? In fiscal 2012 we tested the concept with more than 150 stores and the results exceeded our expectations.

SLIDE 6—24-HOUR OPERATION

Prepared food sales on average increased 20% to 30% in the first year following the conversion to 24-hour operations. Grocery and general merchandise sales were up 15% to 20%. Thus, we will continue to pursue more 24-hour opportunities in locations where it makes good business sense.

SLIDE 7—PIZZA DELIVERY PHOTO

Every year we talk about how Casey’s prepared foods—especially pizza—and how prepared foods helps drive impressive revenue for our company. We believe if we can get people to try our pizza, they will likely become long-term, repeat customers. In fiscal 2012, we tested pizza delivery services at select stores. Initial data shows the pizza delivery program does not cannibalize pizza sales from other Casey’s stores nor has it decreased in-store customer traffic at stores that offer the service. So far, the results of this initiative have been very encouraging and through this program we seem to be reaching new customers.

These three initiatives helped drive revenue in all the categories. Later in the presentation you’ll hear from others as to the specifics of how these initiatives benefited each of our operating areas.

Before we move onto those important details, I’d like to touch on our Fiscal Year 2013 Goals.

SLIDE 8—FISCAL 2013 GOALS

As we have done for many years, our fiscal year 2013 goals are as follows:

•	Increase same-store grocery & other merchandise sales 6.2% with a margin of 32.7%

•	Increase same-store prepared food & fountain sales 11% with a margin of 61.1%

•	Increase same-store gas gallons 1% with a margin of 14¢ per gallon

•	Increase the total number of stores 4% to 6%. We also expect to replace at least 20 stores in fiscal 2013.

We are optimistic about the company’s potential performance given our sound strategy, hardworking employees and willingness to try new things. On behalf of the entire Casey’s family — now more than 24,000 employees and growing — we thank you for investing with us in our company. Together we will continue our growth and create opportunities and benefits for us all.

Now let me now turn the podium over to Sam Billmeyer—Senior Vice President–Logistics & Acquisitions—and Sam will elaborate on Casey’s store development plan.

[Sam]

Thank you Bob.

SLIDE 9—TOTAL NUMBER OF STORES CHART

During fiscal 2012, Casey’s acquired 35 stores and completed 30 new-store constructions, bringing the year-end store count to 1,699. We also replaced 10 existing stores with our new store design.

Casey’s looks to add stores through both acquisition and new store construction. Both have their own distinct challenges, but our prudent approach has kept Casey’s on a very sustainable and manageable rate of growth.

In fiscal 2013, Casey’s anticipates a slight increase in the number of newly constructed stores compared to the last several years. Continuing to create and implement a disciplined plan of new store construction gives Casey’s a foundation of long-term steady growth. Acquiring stores requires us to constantly monitor the acquisition market while being ready to take advantage of opportunities, some of which arise relatively quickly.

The acquisition pipeline is as full as ever and Casey’s remains optimistic about buying opportunities. We continue to have healthy dialogue with many potential sellers. Casey’s maintains financial flexibility that positions us well to take on a large acquisition if the opportunity presents itself. At the same time, we remain patient and seriously consider single stores, small chains, or even partial chain purchase opportunities. The industry remains very fragmented, with 65% of convenience stores owned by individuals that operate 10 stores or less. Therefore, we must remain open to smaller acquisitions.

Combining long-term construction plans with discipline in the acquisition market is the prudent, sustainable approach to our store expansion strategy.

SLIDE 10—MOVING INTO KENTUCKY & TENNESSEE

We are now solidly in Arkansas. Our initial stores there have posted immediate, strong performances, especially in our Prepared Food & Fountain category. Casey’s just opened our first store in Kentucky in August, and we currently have a store under construction in Tennessee. Both states have many small, rural towns that fit Casey’s business model well. Since these communities are just across the border from existing states where Casey’s stores currently operate, we believe our brand will be well received.

SLIDE 11—STORE INTERIOR PHOTO

Our new store design continues to meet our expectations. We’ll have more details about that in just a few moments. As Bob mentioned, our major remodeling program is an efficient way to incorporate the highest revenue-generating elements of the new store design into existing stores to meet customer expectations and respond to competitive pressures.

SLIDE 12—CASEY’S LOGO

During the first quarter the Company completed 1 new store construction and replaced 3 stores. Casey’s currently has 18 new stores under construction and 27 stores under written agreement to acquire. We are confident we will meet our store growth goals by the end of fiscal 2013.

Next, Chief Operating Officer Terry Handley is going to share more detailed information about the fiscal 2012 performance of Casey’s three business categories and describe how the Company will implement strategies in fiscal 2013. Terry will also report operations results for the first quarter of fiscal 2013.

[Terry]

Thank you, Sam. During Fiscal 2012, Casey’s again used positive results from the initiatives Bob outlined plus our continuing flexibility and experience to realize another profitable year.

SLIDE 13—GASOLINE CHART

In perhaps no other area of Casey’s operation do external market forces have such an immediate impact as in the Gasoline category. In fiscal 2012, retail gasoline prices remained in a tighter range than the previous year, but were also about 58 cents per gallon higher throughout the year. The average price during 2012 was $3.45 versus $2.87 the prior year.

Higher gas prices pushed same-store gallons sold down 1.5%. Fortunately, record margins of 15.3 cents per gallon — well above our goal of 13.5 cents — more than made up for the impact of negative same-store gallons. Total gallons sold were up 5.9%. Gross profit from gasoline sales was $227 million, up 6.8% from the previous fiscal year.

Casey’s continues to benefit from a more rational gasoline pricing environment in which retail prices react quickly to wholesale cost increases, and lag when costs fall. It appears the convenience store industry is using gasoline margins to absorb increasing credit card fees and other pressures, which is why we believe the goal of 14¢ per gallon will be attainable this fiscal year.

SLIDE 14—Q1 2013 GASOLINE CHART

For the first quarter of fiscal 2013, same store gallons sold were down slightly at negative .2%, and the average margin was above goal at 14.9 cents per gallon. Total gallons sold for the quarter were up 3.7% to 394 million gallons.

SLIDE 15—INSIDE SALES & GROSS PROFIT CHART

Inside sales is the combination of Grocery & Other Merchandise and Prepared Food & Fountain categories. In fiscal year 2012, revenue from inside sales reached $1.9 billion, with gross profit of $746 million and an average margin of 40%.

SLIDE 16—G&OM CHART

Same-store sales for Grocery & Other Merchandise finished slightly above goal in fiscal 2012. Total sales increased 14.2% to nearly $1.4 billion, with an average margin of 32.5%. Gross profit was up 15% to more than $443 million.

A key driver of this performance was the addition of the number of cooler doors as well as walk-in beer coolers via our remodeling initiative. We experienced significant increases in beer and beverage sales following this expansion. Going forward we plan to put walk-in beer coolers in our new store constructions as well.

Overall this category has registered seven consecutive quarters of double-digit sales increases as of the end of fiscal 2012, primarily due to our continued expansion rate, a major remodeling program that created strong beer and beverage sales, and our 24-hour store initiative.

SLIDE 17—Q1 2013 G&OM CHART

For the first quarter of fiscal 2013, same-store sales for Grocery and Other Merchandise were up 2.6% with an average margin of 33.4%. We believe sales were held back by the extremely hot weather that impacted the Midwest as well as a challenging cigarette market. Total sales for the quarter were $386 million and gross profit rose 8.5% to $129 million.

SLIDE 18—PF&F CHART

The goal for prepared foods and fountain was to increase same-store sales 7.7% with an average margin of 61.8%. We nearly doubled our goal by increasing same-store sales 14.3% year-over year.

The average margin for prepared food and fountain came in at 60.7%, slightly less than last year’s 62.2% and below our fiscal year 2012 goal of 61.8%. Margins were held back due to high commodity costs, particularly cheese and coffee, throughout the year.

In fiscal 2012 Casey’s prepared foods showed its strength yet again, helping total sales increase 20.3% to $500 million with gross profit up 17.4% to $303 million compared to 2011.

SLIDE 19—PIZZA MAKER PHOTO

Prepared Food & Fountain benefited from the three initiatives mentioned by Bob earlier — 24 hour operations, pizza delivery and remodeling. Pizza delivery alone added about 1% to our total same-store sales, which is remarkable considering only 76 stores were delivering pizza during that time. Approximately 3% of same-store sales were attributable to the stores that were converted to 24-hour operations. We expect all these trends to continue into 2013 as we carefully expand pizza delivery, 24-hour operation and major remodels.

SLIDE 20—Q1 2013 PF&F CHART

We are off to a great start in fiscal 2013 with the prepared food and fountain category. Same store sales were up 10.6% with an average margin of 63.5%. Total sales for the category were up 15.2% to $143 million, and gross profit increased 19.4% to $91 million. We expect further improvement throughout the year as we continue to roll out pizza delivery and major remodels.

SLIDE 21—CASEY’S LOGO

Our Corporate Finance Department helps maintain Casey’s forward momentum through careful management of the capital we generate, prudent investment of our resources and careful monitoring of return on our investments. The next speaker is our Chief Financial Officer and investor relations contact, Bill Walljasper. Bill will talk with you about Casey’s financial condition in fiscal 2012 and expectations for fiscal 2013.

[Bill]

SLIDE 22—BALANCE SHEET CHART

Thank you Terry, on April 30, 2012, cash and cash equivalents totaled $55.9 million. Our long-term debt, net of current maturities was $667.9 million, and the average total debt to average total capital ratio decreased to approximately 59.7%. During this time shareholder equity increased to $506 million.

The balance sheet continues to strengthen since the share repurchase, completed in fiscal 2011. We have significant capacity to raise additional debt should we need to in the event large acquisition opportunities arise.

SLIDE 23—CASEY’S LOGO

In fiscal year 2012, operating expenses increased 13.3% to $688 million. The majority of the expense increase is associated with stores that were newly constructed, acquired or replaced in the last two years, along with the stores impacted by major remodels, 24-hour conversions, and pizza delivery. Store level operating expenses increased less than 5% for the remaining store base.

Cash flow from continuing operations increased to $295 million in fiscal 2012, and we had capital expenditures of $280 million.

SLIDE 24—STORE INTERIOR PHOTO

Part of Casey’s disciplined, prudent approach to finance includes ensuring all of our investments generate appropriate returns. Our remodeling efforts are an excellent example of this. While remodeling a store delivers an impressive lift in inside sales, remodeled stores are also more expensive to operate — primarily due to additional labor. We expect the incremental cash flow returns on the remodeled stores to meet or exceed those returns of new store constructions and acquisitions.

Of the first group of stores remodeled in fiscal year 2011, about half of them met or exceeded our return on invested capital (ROIC) goal, half did not. Fortunately, performance in all remodeled stores continues to improve as the store managers adapt to the nuances of effectively staffing the remodeled store.

In fiscal 2013, we will use the experience and data from this first batch of remodels to continue to assist us in identifying stores where this program makes the best business sense.

SLIDE 25—CASEY’S LOGO

Both pizza delivery and 24-hour initiatives are relatively low-risk initiatives. There is no capital needed to convert stores for either initiative. If increased sales do not more than offset additional expenses, the store can be converted back to its regular hours (usually 6 a.m. to 11 p.m.) and delivery ended for very little cost.

SLIDE 26—OPERATIONAL INITIATIVES CHART

All three of the initiatives are in their early stages of implementation. We currently have 355 stores operating 24-hours, and will convert another 100 by the end of fiscal 2013. For pizza delivery, we only have 126 stores currently offering this service, but will add it to 100 stores by the end of the fiscal year. In regards to the major remodel program, we have completed 155 so far, and expect to do 50 more by April 30, 2013. We will keep the shareholders posted as to the performance of these initiatives as we roll them out over the next several years.

SLIDE 27—FY13 CAPITAL EXPENDITURE BUDGET CHART

As outlined in our recent annual report we are budgeting $147 to $209 million for new store construction and acquisition activity in fiscal 2013. We will use the new store design for locations that we replace, for which we are budgeting an additional $46 million. We project expenditures of $60 million for maintenance and remodeling, with an additional $23 million for transportation and information systems improvements for a total capital expenditure budget of $276 to $338 million in fiscal 2013. All of these initiatives will be funded with existing cash and future cashflow.

We currently have 7 sell-side analysts covering our Company. They have helped us gain more visibility, add new shareholders in the United States and abroad, and increased the liquidity of our stock. We believe the investment community recognizes and appreciates that we set annual goals, hold ourselves accountable for them, and report the progress towards those goals on a monthly and quarterly basis.

SLIDE 28—STOCK PRICE PERFORMANCE CHART

We are pleased with our operational performance and the positive impact it has had on our stock price. As you can see from this chart, since 2007, our stock price increased 142%. This represents an 18% compounded annual growth rate, compared to a negative 0.6% compounded annual growth rate in the S & P 500 during the same period.

SLIDE 29—DIVIDEND CHART

Casey’s also believes it is important to grow the dividend along with the business. At our June meeting, the Board of Directors increased the quarterly dividend to $0.165 per share, a 10% increase from the quarterly dividend a year ago. The dividend has doubled in the last five years and has a compound annual growth rate of more than 20% during that time.

Let me close by saying the entire management team is committed to meeting the performance goals for fiscal 2013 and will continue to be focused on driving shareholder value in the future.

Bob will now introduce all the members of the management team, and then we will take any questions.

[Bob]

SLIDE 30—CASEY’S LOGO—LAST SLIDE

You’ve already met three of our four senior officers:

Terry Handley—Chief Operating Officer,

Bill Walljasper—Sr. V.P. & CFO and

Sam Billmeyer—Sr. V.P.—Logistics & Acquisitions.

I would like to also introduce our other senior executive:

Julie Jackowski—Sr. V.P. Corporate General Counsel & Human Resources

In addition, the other members of our management team include:

Darryl Bacon—V.P.—Food Services

Jay Blair—V.P. Transportation and Distribution

Hal Brown—V.P.—Support Services

Bob Ford—V.P.—Store Operations

Brian Johnson—V.P.—Finance and Corporate Secretary

Mike Richardson—V.P.—Marketing

Russ Sukut—V.P. & Treasurer

This is an outstanding group of leaders and managers who work very hard on your behalf. Please join me in applauding this outstanding group of leaders and managers.

The management team and I will be glad to answer any other questions you may have.

[Bob]

Before we adjourn, I note that, based on a preliminary vote count provided by Computershare Trust Company, our shareholders overwhelmingly have re-elected the incumbent directors. In addition, the ratification of the appointment of KPMG as independent auditor and the compensation of our named executive officers have also been approved.

If there is no further business to come before this meeting, I declare we are adjourned.

As you’re leaving, feel free to pick up a copy of the fiscal 2012 annual report and this fiscal year’s first quarter press release.

On behalf of our Board and all Casey’s employees, thank you for attending today and we look forward to seeing you again next September.